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                                                                      Exhibit 27

              [LOGO AND LETTERHEAD OF PURITAN-BENNETT CORPORATION]

                                      NEWS



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
FOR RELEASE IMMEDIATELY                         Investor Relations Contact:  Lee Robbins
DECEMBER 7, 1994                                                             913-661-0444

                                                             Media Contact:  Greg Miller
                                                                             212-880-5306
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                   PURITAN-BENNETT ANNOUNCES DELAWARE COURT'S
               REFUSAL TO SCHEDULE PRELIMINARY INJUNCTION HEARING
                IN CONNECTION WITH THERMO ELECTRON TENDER OFFER



         OVERLAND PARK, KS - Puritan-Bennett Corporation (PBEN:NASDAQ) announced today that the Court of Chancery of the State of Delaware has declined to schedule a hearing on a motion for a preliminary injunction in connection with Thermo Electron Corp.'s pending tender offer to acquire all outstanding shares of Puritan-Bennett. The Court's ruling, on an application filed by certain shareholders of Puritan-Bennett, denied a request for "expedited adjudication of this matter." Citing "the substantial costs and disruption" to the defendants and the public of an expedited preliminary injunction proceeding, the Court found that the threatened "injury" alleged by the plaintiffs "is too speculative to warrant intervention at this time."

         Puritan-Bennett is a world leader in products related to respiration. These products are used in multiple health care settings and on aircraft.